Exhibit 99.1

Zoran Corporation:
Karl Schneider	Bonnie McBride (Investors)
Chief Financial Officer	(323) 930-0946
(408) 523-6500	bonnie@mcbridegrp.com
ir@zoran.com

Company Web Site:
www.zoran.com

ZORAN CORPORATION REPORTS SELECTED RESULTS FOR ITS SECOND QUARTER 2006

Company expects to release complete second quarter results upon completion of a review of its historical stock option practices

SUNNYVALE, Calif. (July 24, 2006) — Zoran Corporation (Nasdaq NM: ZRAN), a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets, today reported selected financial results for its second quarter ended June 30, 2006.

Revenues for the quarter were $127.9 million, including $5.6 million pursuant to the settlement of litigation reached last quarter. This compares with $142.2 million for the first quarter of 2006, which included $30.2 million pursuant to the previously mentioned settlement. Excluding litigation related revenue, second quarter revenues would have been $122.3 million which compares with $112.1 million in the first quarter of 2006, and $95.1 million for the same period last year.

“Strength in Zoran’s products serving the DVD, DTV and Digital Camera markets drove revenue growth during the second quarter and we ended the period with revenues by market as follows: 34 percent DVD; 31 percent Digital Cameras; 18 percent DTV; 15 percent Imaging; and, 2 percent for all other,” said Dr. Levy Gerzberg, Zoran’s president and chief executive officer. “Our financial position continues to improve and our cash and short-term investments increased to $265 million from $218 million at the end of the first quarter.”

For the third quarter, Zoran currently anticipates revenues to range between $130 and $134 million, driven primarily by growth in products serving the DVD and DTV markets. Zoran will provide more thorough commentary and analysis of its second quarter financial results, including the outlook for the third quarter, at the earliest possible date.

Zoran expects to release its complete second quarter results and host a conference call following the conclusion of a previously announced review of its historical stock option practices being conducted by a special committee of its Board of Directors. The Company also expects to file its Form 10-Q for the second quarter of 2006 following the conclusion of the review.

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction printer products have received recognition for excellence and are now in hundreds of millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, India, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward-Looking Statements

This press release includes forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements including risks associated with: the rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, the ongoing introduction of new and enhanced products by the Company and its competitors and the transition from older products; intensive competition in markets in which the Company competes; the Company’s reliance on independent foundries and contractors for its wafer supplies and product assembly and testing and its ability to ramp up manufacturing capacity to meet changing customer requirements; the effects of changes in revenue and product mix on the Company’s gross margins; the Company’s historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key Company personnel; the reliance on international sales and operations, particularly the Company’s operations in Israel; and the effects of general business and changing economic conditions on the markets that the Company serves. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

Zoran, the Zoran logo, COACH, SupraHD, SupraTV, Vaddis, and Quatro are trademarks of Zoran Corporation in the United States and/or other countries. All other brands or names may be claimed as property of others.

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